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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       THE SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: January 27, 2003

                            ENERGIZER HOLDINGS, INC.
              ----------------------------------------------------
             (Exact name of Registrant as specified in its charter)

               MISSOURI               1-15401         No. 43-1863181

           (State or Other          (Commission       (IRS Employer
           Jurisdiction of          File Number)      Identification
           Incorporation)                                 Number)


     533 MARYVILLE UNIVERSITY DRIVE, ST. LOUIS, MO        63141
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       (Address of Principal Executive Offices)         (Zip Code)

                                 (314) 985-2000
                               -------------------
              (Registrant's telephone number, including area code)

Item  5.  Other  Events  and  Regulation  FD  Disclosure

The  Company  today  issued  the  following  press  release:


            ENERGIZER HOLDINGS, INC. ANNOUNCES FIRST QUARTER RESULTS

St. Louis, Missouri, January 27, 2003 - Energizer Holdings, Inc, [NYSE: ENR], today announced results of its first quarter ended December 31, 2002. Net earnings for the quarter were $86.4 million, or $0.95 per diluted share, versus net earnings of $70.4 million, or $0.76 per share in the first fiscal quarter of 2001. The current quarter includes intellectual property rights income of $3.7 million, net of taxes, or $0.04 per share. Included in the prior quarter earnings are restructuring provisions and related costs of $2.9 million, after taxes, or $0.03 per share. Sales for the quarter were $572.4 million compared to sales of $567.7 million in last year's first quarter, an increase of 1%, on increases in the Europe and Asia Pacific regions, partially offset by declines in South and Central America. Geographic segment income of $153.7 million was essentially flat versus $153.1 million in the first quarter of last year, as improvements in Europe were offset by declines in North America and South and Central America. General corporate and other expenses declined $3.4 million, and interest and other financing items declined $3.4 million.

"As expected the promotional environment in the U.S. remained intense throughout the December quarter," said Pat Mulcahy, chief executive officer. "We continued to manage our promotional spending efficiently. In January, one of our competitors announced a list price reduction along with decreased promotional spending. While we do not know the specific impact these actions will have on retail pricing, we will continue our game plan of opportunistically managing our trade spending to maximize profitability."

------
North  America
--------------

Net sales to customers for the first quarter of $351.4 million were down slightly, as lower alkaline volumes were nearly offset by increases in other products. Alkaline unit volume for the quarter declined 5% while photo lithium units increased 49% and other product lines increased at lesser rates.

In the U.S. retail alkaline category units grew an estimated 2% compared to the same quarter last year, while category value declined 4%, reflecting continued promotional discounting by retailers. Retail consumption of Energizer's alkaline products decreased an estimated 2% in units and 8% in value. Energizer estimates its share of the alkaline battery market at approximately 31% for the quarter, a loss of approximately one share point compared to the same quarter last year. Energizer believes that retail inventory levels at December 31, 2002, were generally at seasonal normal levels.

Gross margin for the quarter declined $2.6 million as the impact of lower volume of higher margin alkaline product was partially offset by other products' margin contribution and lower product costs. Segment profit declined $4.8 million on lower gross margin and higher advertising and promotion expense.

Asia  Pacific

Net sales for the quarter increased $3.6 million, or 4%, on higher volumes and improved currency valuations offset by unfavorable pricing and product mix. Segment profit of $21.6 million was flat as unfavorable pricing and product mix were offset by higher volume, lower overhead spending and favorable currency impacts.

Europe

First quarter net sales increased $6.2 million, or 7%, due to favorable currency impacts of $8.2 million and improved pricing and product mix, partially offset by lower carbon zinc volume. Segment profit improved $7.4 million, including favorable currency impacts of $4.1 million, and higher prices.

South  and  Central  America

Net sales for the quarter decreased $4.6 million, or 12%, due to negative currency impacts of $11.3 million, partially offset by pricing actions. Segment profit decreased $2.0 million, or 36%, due to lower sales in higher margin markets.

Other  Items
------------

Corporate and other expenses decreased $3.4 million, primarily reflecting lower compensation costs relating to incentive plans and stock price offset by lower pension income. Interest and other financing items decreased $3.4 million for the quarter, reflecting lower average borrowings.

Income taxes were 36.0% for the quarter, compared to 39.9% for the same period last year. The improvement in the tax rate is primarily due to improved foreign operating results.

During the quarter, Energizer repurchased 643,200 shares of its common stock. In addition, the company purchased 558,100 shares in January 2003 for a total of 1,201,300 shares purchased thus far in fiscal year 2003. Capital expenditures and depreciation expense for the quarter were $5.9 million and $14.8 million, respectively.

On January 21, Energizer announced that it has reached a definitive agreement to purchase Schick-Wilkinson Sword from Pfizer Inc for $930 million. The company expects the transaction to close in the spring.

                                      # # #

Statements in this press release that are not historical, particularly statements regarding estimates of category growth and Energizer's market share, and retailer inventory levels, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Energizer cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Energizer advises readers that various risks and uncertainties could affect its financial performance and could cause Energizer's actual results for future periods to differ materially from those anticipated or projected. Energizer's estimates of battery category growth and value decline, and its estimates of the total retail unit consumption of its battery products may be inaccurate, or may not reflect significant segments of the retail market. Moreover, Energizer sales volumes in future quarters may lag unit consumption if retailers are currently carrying inventories in excess of Energizer's estimates, or if those retailers elect to further contract their inventory levels. Additional risks and uncertainties include those detailed from time to time in Energizer's publicly filed documents, including Energizer's Registration Statement on Form 10, its Annual Report on Form 10-K for the Year ended September 30, 2002, and its Current Report on Form 8-K dated April 25, 2000.


SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


ENERGIZER  HOLDINGS,  INC.




By: /s/ Daniel J. Sescleifer
Daniel  J.  Sescleifer
Executive  Vice  President  and  Chief  Financial  Officer

Dated:  January  27,  2003